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                                                                    EXHIBIT 11.1

                             AMERICAN BIOMED, INC.

                     COMPUTATION OF (LOSS) PER COMMON SHARE

                                                       YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                          1996            1995            1994
                                                      ------------    ------------    ------------
Computation of (loss) per common share:
  Net (loss)........................................  $(2,625,116)    $(1,404,384)    $(3,786,156)
  Less preferred stock dividends....................   (1,183,413)             --              --
                                                      -----------     -----------     -----------
  Net loss available to common shareholders.........  $(3,808,529)    $(1,404,384)    $(3,786,156)
                                                      ===========     ===========     ===========
  Weighted average number of common shares
     outstanding....................................   11,310,592       9,362,198       8,188,980
                                                      ===========     ===========     ===========
  (Loss) per common share...........................  $      (.34)    $     (0.15)    $      (.46)
                                                      ===========     ===========     ===========
Computation of (loss) per common share assuming full
  dilution:
  Weighted average number of shares outstanding.....   11,310,592       9,362,198       8,188,980
                                                      ===========     ===========     ===========
  (Loss) per common share assuming full dilution....  $      (.34)    $     (0.15)    $      (.46)
                                                      ===========     ===========     ===========